EXHIBIT VIII


                                                              [Execution Copy]



                        GUARANTY ISSUANCE AGREEMENT
                           (Longer-Term Financing)





          THIS GUARANTY ISSUANCE AGREEMENT (this "Agreement") dated as of June 28, 1996 is by and among HUGHES ELECTRONICS CORPORATION, a Delaware corporation ("Hughes"), SINGAPORE TELECOMMUNICATIONS LTD., a Singapore corporation ("SingTel"), BARON CAPITAL PARTNERS, L.P., a Delaware limited partnership ("Baron"), AMSC SUBSIDIARY CORPORATION, a Delaware corporation dually incorporated as a Virginia public service corporation ("AMSC"), and AMERICAN MOBILE SATELLITE CORPORATION, a Delaware corporation ("AMSC Parent").


                               R E C I T A L S:

          WHEREAS, each of Hughes, SingTel and Baron is, directly or indirectly, a shareholder of AMSC Parent;

          WHEREAS, AMSC and AMSC Parent have entered into that certain Securities Purchase Agreement dated as of January 19, 1996 (the "Bridge Loan") pursuant to which AMSC has issued notes (i) in the aggregate face amount of $10,000,000 to Hughes Communications Satellite Services, Inc., and
(ii) in the aggregate face amount of $15,000,000 each (for an aggregate of $30,000,000) to each of Toronto Dominion Investments, Inc. and Morgan Guaranty Trust Company of New York;

          WHEREAS,  on  April  19, 1996 AMSC borrowed $20,000,000 from Toronto
Dominion (Texas), Inc. and Morgan Guaranty Trust Company of New York and issued its promissory notes in the aggregate face amount of $20,000,000 to evidence such loan and on June 7, 1996 borrowed an additional $10,000,000
(collectively, the "Interim Loan," and the additional $10,000,000 loan individually, the "$10,000,000 Loan");

          WHEREAS, at the request of AMSC and AMSC Parent, Hughes issued its guaranty of the Bridge Loan (the "Bridge Loan Guaranty") and of the Interim Loan (as amended or amended and restated from time to time, the "Hughes Interim Loan Guaranty"), and Hughes, AMSC and AMSC Parent entered into a Guaranty Issuance Agreement dated as of April 19, 1996, as amended by the First Amendment to Guaranty Issuance Agreement dated as of June ___, 1996 (the "Hughes Guaranty Issuance Agreement") providing for certain compensation to be paid to Hughes in connection with such transactions;

          WHEREAS, at the request of Hughes, AMSC and AMSC Parent, SingTel issued a guaranty of $5,000,000 in principal amount of the $10,000,000 Loan (the "SingTel Interim Loan Guaranty") and SingTel, AMSC and AMSC Parent entered into a Guaranty Issuance Agreement dated as of June 7, 1996 (the "SingTel Guaranty Issuance Agreement") providing for certain compensation to be paid to SingTel in connection with such transaction;

          WHEREAS, AMSC now proposes to enter into that certain $150,000,000 Credit Agreement providing for up to $150,000,000 of term loans (the "Term Loan Agreement") and that certain $75,000,000 Credit Agreement providing for up to $75,000,000 of revolving loans (the "Revolving Credit Agreement" and together with the Term Loan Agreement, the "Credit Agreements");

          WHEREAS, in order to obtain the financing under the Credit Agreements, AMSC and AMSC Parent have requested that each of Hughes, SingTel and Baron issue a guaranty of a portion of the obligations of AMSC under the Credit Agreements in substantially the form attached hereto as Exhibit A (each, a "Guaranty" and collectively, the "Guaranties"); and

          WHEREAS, each of Hughes, SingTel and Baron is willing to issue a Guaranty on the terms, and subject to the conditions, set forth herein (the parties which issue Guaranties hereunder are hereafter referred to as "Guarantors").



                              A G R E E M E N T:


          NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto hereby agree as follows:

1. Consideration for the Issuance of the Guaranties. In consideration of the issuance of the respective Guaranties, and concurrently with (and conditioned upon) the issuance of its Guaranty, (a) AMSC Parent shall issue to each Guarantor warrants to purchase its "Pro Rata Share" (as defined below) of 5,000,000 shares of the Common Stock, par value $.01 per share, of AMSC Parent at an exercise price of $24.00 per share, on the terms described in the form of warrant attached hereto as Exhibit B (collectively, the "Warrants"); and (b) AMSC shall pay to each Guarantor a fee equal to one and one half percent (1.5%) of the principal amount of its Guaranty. For purposes of this Agreement, the "Pro Rata Share" of a Guarantor shall be calculated by dividing the principal amount of its Guaranty by $200,000,000.

2.     Conditions to the Issuance of the Guaranties.   (a) The obligation of
Hughes to issue its Guaranty is subject to the concurrent repayment in full of the Bridge Loan and the Interim Loan, and the concurrent release of the Bridge Loan Guaranty and the Hughes Interim Loan Guaranty.

     (b) The obligation of SingTel to issue its Guaranty is subject to the concurrent repayment in full of the $10,000,000 Loan and the concurrent release of the SingTel Interim Loan Guaranty.

     (c) The obligations of each Guarantor are severally subject to the following conditions:

          (1) AMSC Parent shall have executed and delivered to the respective Guarantor the Warrants and a Registration Rights Agreement in the form attached hereto as Exhibit C (the "Registration Rights Agreement"), and AMSC shall have paid to the respective party its fee, all as set forth in Paragraph 1;

          (2) AMSC and AMSC Parent shall have received all consents and approvals (including from shareholders) required for each of them to enter into this Agreement, the Warrants and the Registration Rights Agreement and to perform its obligations thereunder, and shall have delivered copies of all such consents and approvals to each Guarantor;

          (3) Each Guarantor shall have approved the form and substance of the Credit Agreements and all documents and instruments delivered in connection therewith, and shall have received evidence satisfactory to it that the liens and security interests of the lenders under the Credit Agreements have been duly perfected;

          (4) Each Guarantor shall have received copies, certified by the Secretary of each of AMSC and AMSC Parent, of resolutions duly adopted by the Board of Directors of the applicable party approving the Credit Agreements and the transactions contemplated thereby, this Agreement, the Warrants and the Registration Rights Agreement;

          (5) Each Guarantor shall have received the written opinions of counsel to AMSC and AMSC Parent as to the due authorization, execution and enforceability of this Agreement, the Warrants and the Registration Rights Agreement, in form and substance satisfactory to each Guarantor;

          (6) Each Other Guarantor shall have issued its Guaranty and, in the case of Hughes and SingTel, Baron shall have obtained the letter of credit required under the Credit Agreements; and

          (7) The Board of Directors of AMSC Parent shall have received an opinion from Donaldson, Lufkin & Jenrette Securities Corporation to the effect that the compensation provided to Guarantors pursuant to this Agreement is fair to AMSC and AMSC Parent from a financial point of view.

3.     Limitations on Amounts of Guaranties.

     AMSC and AMSC Parent have delivered to Guarantors AMSC's business plan for the next three fiscal years, including its projected borrowing needs (the "Plan"), which has formed the basis for the agreement of Guarantors to deliver their respective Guaranties. In consideration of the agreements of Guarantors to issue such Guaranties to support the extensions of credit under the Credit Agreements, AMSC agrees that the outstanding principal amount of the loans which are guaranteed (such outstanding amount and any payments made by Guarantors with respect to principal under the Credit Agreement, the "Guaranteed Amount") shall be subject to its ability to meet certain quarterly performance tests based on such Plan (the "Performance Tests"), as set forth on the schedule attached hereto as Exhibit D (the "Performance
Schedule").    Within  45 days after the end of each fiscal quarter beginning with the third quarter of 1996, AMSC shall deliver to each Guarantor a compliance certificate, duly executed by its chief financial officer, certifying as to AMSC's compliance with each of the four Performance Tests specified for such fiscal quarter on the Performance Schedule, and showing in detail the calculation of such compliance. Such certificate shall be accompanied by the unaudited consolidated and consolidating balance sheets of AMSC and AMSC Parent as of the end of such quarter and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, and certified by the chief financial officer as fairly presenting, in all material respects, in accordance with generally accepted accounting principles (except for the absence of footnote disclosure), the financial position and the results of operations of AMSC and AMSC Parent.

     AMSC and AMSC Parent agree that the aggregate outstanding principal amount of the loans under the Credit Agreements plus any amounts paid by Guarantors with respect to principal shall not exceed the Guaranteed Amount and the Guaranteed Amount during each applicable period shall not exceed the "Borrowing Limit" specified in the Performance Schedule. If as of the end of any fiscal quarter AMSC has met each of the four Performance Tests specified for such fiscal quarter on the Performance Schedule, on the forty-sixth day after the end of the fiscal quarter the Guaranteed Amount shall automatically increase to the

 "Borrowing Limit" on such Performance Schedule for the next period (each, an "Increased Level"). If AMSC has failed to meet any of the four Performance Tests specified on the Performance Schedule for that fiscal quarter, the Borrowing Limit shall remain at its then current level, and shall not increase to the next Increased Level; provided, however, that Guarantors having Pro Rata Shares greater than 50% ("Requisite Guarantors") may, by written notice delivered to AMSC, waive compliance with such Performance Tests and consent to borrowings by AMSC which would increase the Guaranteed Amount up to the "Borrowing Limit" specified in such waiver. A waiver granted hereunder shall be effective only as to the compliance with the Performance Tests for the specific period and shall not obligate Guarantors to grant a waiver for any subsequent period or consent to any additional increase in the applicable Borrowing Limit.

     If AMSC has failed to meet any of the four Performance Tests specified in the Performance Schedule for any fiscal quarter, and compliance with such tests has not been waived by Requisite Guarantors, or if any borrowing causes or would cause the Guaranteed Amount to exceed the then applicable Borrowing Limit, then Requisite Guarantors may, by a written notice delivered to AMSC (a "Guarantor's Notice"), decline to increase the Guaranteed Amount to cover any increased borrowings. Under the terms of the Guaranties, Guarantors will be required to purchase the outstanding notes upon the occurrence of a "Guarantor Event" under the Credit Agreements, and the commitments to extend further financing under the Credit Agreements will terminate. In addition, the provisions of Section 15 of the Warrants concerning cancellation of warrants will be applicable.

     Under the terms of the Credit Agreements, at the time of each borrowing, AMSC will be required to certify that it is in compliance with the provisions of this Agreement. AMSC or AMSC Parent can so certify if the outstanding amount of the loans after such borrowing will be less than the then applicable "Borrowing Limit" or if, and to the extent that, Requisite Guarantors shall have modified such Borrowing Limit or waived AMSC's noncompliance with the Performance Tests set forth on the Performance Schedule. At the request of AMSC and AMSC Parent, any "Borrowing Limit" as specified in the Performance Schedule or any of the Performance Tests specified thereon may be modified with the written consent of Requisite Guarantors. If Requisite Guarantors propose to increase the applicable "Borrowing Limit" for any period to an amount in excess of that set forth on the Performance Schedule (except as to the adjustments provided on such schedule with respect to the receipt of insurance proceeds), such proposal shall be discussed with the other Guarantors prior to granting such consent.

     Any action by Requisite Guarantors in accordance with this Section 3 shall bind all Guarantors. Any notice delivered under this Section shall be delivered to all Guarantors, but failure of all Guarantors to receive such notice shall not affect the validity of such notice.

     Nothing in this Section shall limit the enforceability by the "Guaranteed Parties" of any Guaranty in accordance with its terms.

4. Amendments, Etc. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and with respect to its enforcement against any party, signed by such party except as specifically provided in Section 3 with respect to actions by Requisite Guarantors.

5. No Waiver; Remedies. No failure on the part of any Guarantor to exercise, and no delay in it's exercise of, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder by any Guarantor preclude any other or further exercise thereof or the exercise of any other right by such party. Any Guarantor may specifically waive any breach of this Agreement by AMSC or AMSC Parent; provided that (x) no such waiver shall be effective or binding unless in writing, (y) no such waiver shall be effective as to any Guarantor that has not provided a waiver with respect to such breach, and (z) no such waiver shall constitute a continuing waiver of similar or other breaches. Any party may specifically waive any condition to its own obligations hereunder, and such waiver shall not affect the obligations of any other party.

6. Notices, Etc. All notices, demands, requests, consents, approvals and other instruments hereunder shall be in writing and shall be deemed to have been properly given if given to the parties hereto at the addresses or facsimile number set forth on Exhibit E hereto, or such other address or facsimile number as may be notified to the other parties hereto in a written notice. Notices, demands and requests shall be effective if given by facsimile to the number specified in this Section when confirmation of receipt is received; or if given by any other means, when delivered.

7. Separability of This Agreement. In case any term or provision of this Agreement or any application thereof to any circumstance shall, in any circumstances or jurisdiction and to any extent, be invalid, illegal or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity, illegality or unenforceability, without invalidating or rendering unenforceable any remaining terms and provisions hereof or the application of such term or provision to circumstances or jurisdictions other than those as to which it is held invalid, illegal or unenforceable.

8. Further Assurances. AMSC and AMSC Parent hereby agree to execute and deliver all such instruments and take all such action as Hughes, SingTel or Baron may from time to time reasonably request in order to fully effectuate the purposes of this Agreement.

9.          Headings.    The  headings  contained  in this Agreement are for
convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

10. GOVERNING LAW AND DAMAGE LIMITATION. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT. THE PARTIES AGREE THAT NO PARTY SHALL BE LIABLE HEREUNDER FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOST PROFITS OR BUSINESS.

11. Representations and Warranties of AMSC and AMSC Parent. Each of AMSC and AMSC Parent represent and warrant to each Guarantor that:

          (a) Each of AMSC and AMSC Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to enter into and perform its obligations under this Agreement.

          (b) This Agreement has been duly authorized by all necessary corporate action on the part of, and has been duly executed and delivered by, each of AMSC and AMSC Parent, and none of the execution and delivery hereof, the consummation of the transactions contemplated hereby (including the issuance of the Warrants and the issuance of the common stock of AMSC Parent upon exercise of the Warrants and the registration of such stock pursuant to the Registration Rights Agreement) or compliance by AMSC and AMSC Parent with any of the terms and provisions hereof or of the Warrants or the Registration Rights Agreement (i) requires any approval of stockholders (including any consent under the rules of the National Association of Securities Dealers, Inc.) or approval or consent of any trustee or holders of any indebtedness or obligations of AMSC or AMSC Parent other than such approvals or consents as have been obtained, (ii) contravenes any law, judgment, governmental rule or regulation or order applicable to or binding on AMSC or AMSC Parent or any of their respective properties, the contravention of which would have a material adverse effect on the financial condition of AMSC and its subsidiaries taken as a whole or AMSC Parent and its subsidiaries taken as a whole or on the ability of AMSC and AMSC Parent to perform any of their obligations under this Agreement, the Warrants or the Registration Rights Agreement, (iii) contravenes or results in any breach of or constitutes any default under, any indenture, mortgage, chattel mortgage, deed of trust, conditional sales contract, bank loan or credit agreement for borrowed money, contract or other agreement or instrument to which AMSC or AMSC Parent is a party or by which AMSC or AMSC Parent or any of their respective properties may be bound, the contravention, breach or default of which would have a material adverse effect on the financial condition of AMSC and its subsidiaries taken as a whole or AMSC Parent and its subsidiaries taken as a whole or on the ability of AMSC and AMSC Parent to perform any of their obligations under this Agreement, the Warrants or the Registration Rights Agreement or (iv) contravenes its corporate charter or by-laws.

          (c) Neither the execution, delivery and performance by AMSC and AMSC Parent of this Agreement nor the consummation of any of the transactions contemplated hereby (including the issuance of the Warrants and the issuance of the common stock of AMSC Parent upon the exercise of any Warrants) requires the consent, approval or authorization of, the giving of notice to, or the registration, recording or filing of any document with, or the taking of any other action in respect of, any governmental agency or authority, other than any registration or other action required under the Registration Rights Agreement.

          (d) This Agreement constitutes, and the Warrants and the Registration Rights Agreement will, upon execution thereof, constitute, the legal, valid and binding obligation of each of AMSC and AMSC Parent, enforceable against each of AMSC and AMSC Parent in accordance with their terms, except as such enforcement may be subject to bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity.

          (e) AMSC Parent has delivered copies of the consolidated balance sheet of AMSC Parent and its consolidated subsidiaries as of December 31, 1995, and related statements of consolidated income and cash flow and stockholder's equity for the fiscal year then ended, accompanied by the report of Arthur Andersen LLP, independent accountants. Such statements fairly present, in accordance with generally accepted accounting principles, the financial position of AMSC Parent and its consolidated subsidiaries as of such date and the results of their operations and cash flows for such fiscal year.

          (f) AMSC Parent has duly reserved shares of its Common Stock for issuance upon exercise of the Warrants.

12. Reimbursement Agreement. If Hughes, SingTel or Baron makes any payments under its Guaranty, each of AMSC and AMSC Parent agrees that it shall be jointly and severally liable to reimburse such Guarantor for such payments, and that such Guarantor will be fully subrogated to the extent of such payment to the rights and remedies (including any collateral security) of the lenders under the Credit Agreements. If Hughes, SingTel or Baron acquires any notes evidencing the loans under either Credit Agreement, or any of such obligations, from the lenders, then such Guarantor shall acquire all of the rights and remedies (including any collateral security) of such lenders under the applicable Credit Agreement. Neither Hughes, SingTel nor Baron shall have any duties to AMSC or AMSC Parent with respect to the exercise or non-exercise of any of such rights and remedies.

13. Intercreditor Agreements. (a) If Hughes, SingTel or Baron makes any payments under its Guaranty or acquires any notes or obligations under either Credit Agreement, thereafter all decisions to act or refrain from acting with respect to the enforcement of such notes or obligations against AMSC or AMSC Parent (including enforcement with respect to any collateral security therefor) shall be approved by Guarantors having Pro Rata Shares equal to at least 80% of the outstanding obligations so paid or purchased. Prior to taking any such action, each Guarantor shall discuss with each other Guarantor the actions proposed to be taken.

       (b) If any Guarantor does not make any required payment under its Guaranty (a "defaulting Guarantor"), and such payment is made by any other Guarantor (a "funding Guarantor"), then the defaulting Guarantor shall be liable to reimburse the funding Guarantor for such payments on demand, and any amounts which would otherwise be payable to the defaulting Guarantor by AMSC or AMSC Parent or with respect to any collateral shall first be paid to the funding Guarantor until such payment has been fully reimbursed. For purposes of this Section 13, any payment made by a funding Guarantor shall be added to the Pro Rata Share of the funding Guarantor and subtracted from the Pro Rata Share of the defaulting Guarantor. The funding Guarantor shall be subrogated to the rights of the lenders to enforce the Guaranty of the defaulting Guarantor.





                           [signature page follows]

          IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officer.


AMSC SUBSIDIARY CORPORATION


By:/s/ Richard J. Burnheimer
   _______________________
Name:  Richard J. Burnheimer
Title: Treasurer


AMERICAN MOBILE SATELLITE CORPORATION


By:/s/ Richard J. Burnheimer
   ______________________
Name:  Richard J. Burnheimer
Title: Treasurer


HUGHES ELECTRONICS CORPORATION


By:/s/ Charles H. Noski
   ______________________
Name:  Charles H. Noski
Title: Senior Vice President and
       Chief Financial Officer


SINGAPORE TELECOMMUNICATIONS LTD.

By:/s/ Lim Toon
   _______________________
Name:  Lim toon
Title: Executive Vice President
       (International Services)


BARON CAPITAL PARTNERS, L.P.,
a Delaware limited partnership

By: Baron Capital Management, Inc.,
a General Partner

By:/s/ Morty Schaja
   ____________________
Name:  Morty Schaja
Title: Vice President

                                  EXHIBIT B


                        [Form of Warrant -- Excluded]

                       [See Exhibit IX to Schedule 13D]






                                  EXHIBIT C

             [Form of Registration Rights Agreement -- Excluded]

                       [See Exhibit X to Schedule 13D]

                                  EXHIBIT D

                    American Mobile Satellite Corporation
                         Guarantee Issuance Agreement
                             Performance Schedule
                                   ($000's)


                      7/1/96         11/16/96     2/16/97     5/16/97     8/16/97   After
                     -11/15/96       -2/15/97     -5/15/97    -8/15/97    -11/15/97 11/15/97

Borrowing Limit*      130,000        155,000      170,000     180,000     190,000   200,000


                      3Q96           4Q96         1Q97        2Q97        3Q97      4Q97


Covenants

   Subscribers        12,224         19,809       27,336      35,969      45,514    55,058

   Net Revenue         2,851          6,628       10,083      13,347      17,090    21,072

   EBITDA bef.       (19,907)       (17,949)     (14,697)    (11,500)    (8,782)    (5,657)
   Capitalized Exp.

   Operating  Cash   (30,618)       (19,539)     (10,260)     (2,639)    (1,264)   (12,529)
   Flow


* Assumes receipt of $60 million of insurance proceeds in 3Q96. If $60 million is not received until 4Q96, the Borrowing Limit increases by $60M in 3Q96 to $190M availability. When proceeds are received in 4Q96, they must be applied to reduce debt and the Borrowing Limit is reduced to $155M.




                                  EXHIBIT E

                               Notice Addresses

AMERICAN MOBILE SATELLITE CORPORATION
AMSC SUBSIDIARY CORPORATION
10802 Parkridge Blvd.
Reston, Virginia  22091
Attention: Chief Financial Officer
Fax: (703) 758-6142

HUGHES ELECTRONICS CORPORATION
7200 Hughes Terrace
M/S CI/A 700
Los Angeles, California  90045-0066
Attention: Treasurer
Fax: (310) 568-7834

SINGAPORE TELECOMMUNICATIONS LTD.
31 Exeter Road, Comcentre
Singapore  239732
Republic of Singapore
Attention: Dr. Chia Choon Wei
Fax: 011-65-732-0673

BARON CAPITAL PARTNERS, L.P.
a Delaware limited partnership
450 Park Avenue
Suite 2800
New York, NY  10022
Attention: Linda S. Martinson
Fax: (212) 759-7579

After August 1, 1996:
767 Fifth Avenue
24th Floor
New York, New York  10153


